Exhibit 1.1

STATEMENT OF DESIGNATION OF THE

8.5% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES—SERIES A

OF

ARDMORE SHIPPING CORPORATION

ARDMORE SHIPPING CORPORATION, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 of the Business Corporations Act of the Republic of the Marshall Islands, as amended (the “BCA”), does hereby certify:

The Board of Directors of the Corporation has adopted the following resolution creating a series of 50,000 preferred shares of the Corporation designated as “8.5% Cumulative Redeemable Perpetual Preferred Shares—Series A.” Terms used herein shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires.

RESOLVED, that a series of preferred shares, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation. The distinctive serial designation of such series of preferred shares is “8.5% Cumulative Redeemable Perpetual Preferred Shares—Series A” (“Series A Preferred Shares”). Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series A Preferred Shares represent perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date other than as provided herein.

2. Shares.

(a)    Number. The authorized number of Series A Preferred Shares shall be 50,000. Subject to Section 5(b)(2), the authorized number of Series A Preferred Shares may be increased by resolution of the Board of Directors. Series A Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued preferred shares, undesignated as to series. The Series A Preferred Shares will be represented by one or more certificates registered in the name of the applicable Holder or, if requested by Holder, in book-entry form.

(b)    Securities Depository. If mutually agreed by the Corporation and the Holders of a majority of the then outstanding Series A Preferred Shares, all or a portion of the Series A Preferred Shares may be registered in the name of the Securities Depository or its nominee.

(c)    Fractional Shares. No fractional Series A Preferred Shares shall be issued and no redemption of Series A Preferred Shares hereunder shall result in the issuance of any fractional Series A Preferred Shares. In no event shall the Corporation redeem a fraction of a Series A Preferred Share, and all redemptions shall be redemptions of whole Series A Preferred Shares for each Holder. In lieu of any fractional Series A Preferred Share, the Corporation shall pay to the applicable Holder, in cash, the value of any fractional Series A Preferred Share based on the then applicable Stated Series A Liquation Preference as of the date such Holders entitled to receive such payment in lieu of fractional Series A Preferred Shares is determined.

3. Dividends.

(a)    Accrual of Dividends. Dividends on each Series A Preferred Share shall be cumulative and shall accrue at the applicable Dividend Rate on the then-applicable Stated Series A Liquidation Preference thereof and on any Accrued Dividends from and including the Original Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from and including the applicable Issuance Date), whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Dividends on the Series A Preferred Shares shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of dividends payable with respect to any Series A Preferred Shares for any Dividend Payment Period shall equal the sum of the dividend amounts accrued in accordance with the prior sentence of this Section 3(a) with respect to such share during such Dividend Payment Period.

(b)    Payment of Dividends. Dividends (including for the avoidance of doubt any Accrued Dividends) on each Series A Preferred Share shall be payable quarterly in arrears, on each Dividend Payment Date, out of any assets of the Corporation legally available for the payment of dividends, commencing on the first Dividend Payment Date following the Issuance Date of such share at the applicable Dividend Rate, either (1) in cash or (2) in the sole discretion of the Board of Directors, for up to four Dividend Payment Dates during any three-year rolling period (measured on a “look-back” basis from the applicable Dividend Payment Date), upon written notice (such written notice to include the amount of the applicable Liquidation Preference Increase (as defined below) calculated in accordance with this Section 3(b)(2)) to each Holder of Series A Preferred Shares by increasing the amount of Stated Series A Liquidation Preference as to each Series A Preferred Share in an amount equal to the product of (i) the dividend to be paid on such Dividend Payment Date with respect to such Series A Preferred Share multiplied by (ii) 1.4117647 (any such payment under this Section 3(b)(2), a “Liquidation Preference Increase”). If the Corporation fails to declare and pay in cash (or fails to effect a Liquidation Preference Increase, if applicable), whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends, a full dividend on the Series A Preferred Shares on any Dividend Payment Date, then such failure shall constitute a Dividend Payment Default and the amount of such unpaid dividend shall automatically be added to the amount of Accrued Dividends on such Series A Preferred Shares on the applicable Dividend Payment Date without any action on the part of the Corporation or any other Person.

(c)     Adjustment of Dividend Rate Upon Occurrence of Certain Events.

(1) In the event that an Escalating Rate Trigger Event, a Cross Default, a Transaction Document Trigger Event or a Dividend Payment Default occurs, then effective as of the date of such occurrence, and without duplication if more than one such event or circumstance shall have occurred and is continuing at any time, the Dividend Rate applicable on the Series A Preferred Shares shall increase to a rate that is 130 basis points (or 200 basis points in the case of any Transaction Document Triggering Event) above the Divided Rate applicable as of 5:00 p.m., New York City time, on the day immediately preceding the date such Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default occurred.

(2) On each subsequent Dividend Payment Date following an increase to the Dividend Rate pursuant to Section 3(c)(1) above and for so long as any Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default exists as of such subsequent Dividend Payment Date, the Dividend Rate applicable on the Series A Preferred Shares shall increase to a rate that is 130 basis points above the Dividend Rate applicable as of 5:00 p.m., New York City time, on the day immediately preceding such Dividend Payment Date.

(3) For the avoidance of doubt, in no event shall dividends accrue on the Series A Preferred Shares at a rate greater than 15.00% per annum.

(4) If at any date following the occurrence of an Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default, (i) such Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default ceases to exist, (ii) no other Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default exists and (iii) the Corporation delivers an Officer’s Certificate to the Registrar, Transfer Agent and Holders certifying as to the foregoing (such date, the “Cure Date”), then the Dividend Rate applicable on the Series A Preferred Shares shall be reduced (but in no event below the Initial Dividend Rate), effective as of such Cure Date to the Dividend Rate that would have been applicable had no Escalating Rate Trigger Event, Cross Default, Transaction Document Triggering Event or Dividend Payment Default ever existed. Unless earlier cured, Transaction Document Triggering Events shall terminate as described in the definition of “Transaction Document Triggering Event.”

(d)    Increase in Dividend Rate Following a Failure to Redeem. Notwithstanding anything to the contrary in this Statement of Designation, upon the occurrence of a Failure to Redeem, the Dividend Rate on each Unredeemed Share shall increase to 15.00% per annum as of 5:00 p.m., New York city time, on the day such Failure to Redeem occurs. Any such increase in the Dividend Rate shall remain in effect until (i) all the Unredeemed Shares have been redeemed or are no longer are outstanding or (ii) the Corporation and each Holder agree to cease such increase in the Dividend Rate.

(e)    Record Date and Priority of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series A Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the Dividend Record Date. The record date for payment of dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”) whether or not such day is a Business Day. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than (x) payment of any dividends in respect of Junior Securities where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid, (y) distributions of Junior Securities or rights to purchase Junior Securities or (z) any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan) unless (1) there are no Accrued Dividends at such time (or all Accrued Dividends contemporaneously are declared and a sum sufficient for those dividends has been or is set aside for the benefit of the Holders) and there are no Parity Securities Accrued Dividends at such time (or all Parity Securities Accrued Dividends contemporaneously are declared and a sum sufficient for those dividends has been or is set aside for the benefit of the holders of record of the Parity Securities) and (2) there are no Unredeemed Shares at such time. Notwithstanding anything to the contrary, Accrued Dividends for any past Dividend Period and, subject to the succeeding sentence, any Liquidation Preference Reduction Dividends may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series A Preferred Shares on the record date for such payment, which may not be more than thirty (30) days, nor less than ten (10) days, before such payment date; the record date for any such payment shall be such date as may be designated by the Board of Directors in accordance with the Corporation’s Bylaws and this Statement of Designation. The Corporation may not declare and pay any Liquidation Preference Reduction Dividend(s) unless it shall, concurrently with the payment of such Liquidation Preference Reduction Dividend(s), pay to the applicable Holders the aggregate amount of Accrued Dividends that (x) have accrued since the date or dates of the applicable Liquidation Preference

Increase(s) effected under Section 3(b)(2) in relation to the amount of the Stated Series A Liquidation Preference to be reduced as a result of such Liquidation Preference Reduction Dividend(s) plus (y) any Accrued Dividends on the Accrued Dividends described in the preceding clause (x). If less than all Liquidation Preference Reduction Dividends capable of being paid with respect to all Series A Preferred Shares are paid, any partial payment shall be made pro rata with respect to all Series A Preferred Shares outstanding at such time in proportion to the aggregate Liquidation Preference Increase(s) effected under Section 3(b)(2) in respect of such shares at such time. Payments of Liquidation Preference Reduction Dividends shall be made in order of the respective dates of corresponding Liquidation Preference Increases, commencing with the earliest. Subject to the next succeeding sentence, if all Accrued Dividends on all outstanding Series A Preferred Shares and all Parity Securities Accrued Dividends on any Parity Securities shall have not been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of Accrued Dividends on the Series A Preferred Shares shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to all outstanding Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Except insofar as dividends accrue on the amount of any Accrued Dividends as described in Section 3(a), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares. If the Series A Preferred Shares are held of record by the Securities Depository or the nominee of the Securities Depository, declared dividends shall be paid in accordance with the standard procedures of the Securities Depository.

4. Liquidation Rights.

(a)    Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Securities then outstanding in respect of distributions upon a Liquidation Event, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in cash in full redemption of such Series A Preferred Shares in an amount in cash per Series A Preferred Share equal to the Series A Liquidation Preference with respect to such Series A Preferred Share. For purposes of clarity, upon the occurrence of any Liquidation Event, (i) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series A Preferred Shares and (ii) the Holders of outstanding Series A Preferred Shares shall be entitled to receive the Series A Liquidation Preference per share in cash before any distribution shall be made to the holders of the Corporation’s Common Shares or any other Junior Securities. Holders of Series A Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the full Series A Liquidation Preference with respect to such shares. The payment of the Series A Liquidation Preference shall be a payment in redemption of a Series A Preferred Share such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preferred Share shall thereafter be cancelled by the Corporation and no longer be outstanding.

(b)    Partial Payment. If, in the event of any distribution or payment described in Section 4(a), the Corporation’s assets available for distribution to holders of the outstanding Series A Preferred Shares and any Parity Securities are insufficient to satisfy in full the applicable respective Liquidation Preferences, the Corporation’s assets then remaining shall be distributed among the Series A Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences.

(c)    Residual Distributions. After payment in full of the applicable Liquidation Preference to the holders of the outstanding Series A Preferred Shares and Parity Securities, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

5. Voting Rights.

(a)    General. The Series A Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA. Each Holder of Series A Preferred Shares will have one vote per share on any matter on which Holders of Series A Preferred Shares are entitled to vote and shall vote separately as a class, whether at a meeting or by written consent. Any Series A Preferred Shares held by the Corporation or any of its subsidiaries or Affiliates shall not be entitled to vote.

(b)    Voting Rights. The vote or consent of the Holders of at least a majority of the Series A Preferred Shares outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting any of the following actions, whether or not such approval is required pursuant to the BCA:

(1)    any amendment, alteration or repeal of any provision the Articles of Incorporation (including this Statement of Designation) (including by merger, consolidation, operation of law or otherwise) that adversely affects the rights, preferences or privileges of the Series A Preferred Shares;

(2)    the creation or authorization of any additional Series A Preferred Shares;

(3)    the issuance or distribution of any Series A Preferred Shares to any Holder other than the Holder on the date hereof;

(4)    the creation, authorization, issuance or distribution any Senior Securities; or

(5)    the entry into any agreement or commitment to do or take any action described in this Section 5(b).

(c)    Action by Written Consent. The Holders of Series A Preferred Shares may take action or consent to any action without a meeting of such shareholders by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Shares entitled to vote with respect to the subject matter thereof, such consent having not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such shareholders.

6. Redemption.

(a)    Redemption at the Option of the Corporation.

(1)    Optional Redemption. Subject to the terms and conditions of this Section 6(a), the Corporation shall have the right at any time on or after the third anniversary of the Original Issue Date to redeem the Series A Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. The Corporation shall, upon giving an Optional Redemption Notice, effect any such redemption by purchasing from the applicable Holder on the applicable Redemption Date each Series A Preferred Share to be redeemed at a price payable in cash equal to (i) with respect to any such redemption effected at any time on or prior to the four-year anniversary of the Original Issue Date, the sum of (A) 103.0% of the Stated Series A Liquidation Preference per Series A Preferred Share to be redeemed from such Holder plus (B)

any Accrued Dividends with respect to such Series A Preferred Share plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such Series A Preferred Share up to and including the applicable Redemption Date, whether or not declared, (ii) with respect to any such redemption effected at any time after the four-year anniversary but on or prior to the date that is the five-year anniversary of the Original Issue Date, the sum of (A) 102.0% of the Stated Series A Liquidation Preference per Series A Preferred Share to be redeemed from such Holder plus (B) any Accrued Dividends with respect to such Series A Preferred Share plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such Series A Preferred Share up to and including the applicable Redemption Date, whether or not declared, (iii) with respect to any such redemption effected at any time after the five-year anniversary of the Original Issuance Date, the sum of (A) 100.0% of the Stated Series A Liquidation Preference per Series A Preferred Share to be redeemed plus (B) any Accrued Dividends with respect to such Series A Preferred Share plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such Series A Preferred Share up to and including the applicable Redemption Date, whether or not declared (each such price, a “Redemption Price”).

(2)    Optional Redemption Notice. The Corporation shall give a written notice of any redemption pursuant to this Section 6(a), not less than thirty (30) days and not more than sixty (60) days before the applicable Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Optional Redemption Notice”) shall be irrevocable and shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed from such Holder, (3) the applicable Redemption Price for such shares calculated in accordance with Section 6(a)(1), and (4) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor (and other instructions a Holder must follow to receive payment).

(3)    Partial Optional Redemption. If the Corporation elects to redeem less than all of the outstanding Series A Preferred Shares pursuant to this Section 6(a), the number of shares to be redeemed shall be determined by the Corporation (as set forth in the Optional Redemption Notice), and such shares shall be redeemed by the Corporation on a pro rata basis based on the number of outstanding Series A Preferred Shares (and taking into account the respective Series A Liquidation Preferences of the outstanding Series A Preferred Shares). The Series A Preferred Shares not redeemed in full shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation.

(b)    Redemption Upon Change of Control.

(1)    Change of Control Redemption. Subject to Section 6(b)(5), upon the occurrence of a Change of Control, (i) the Corporation shall have the right, but not the obligation, to redeem in whole or in part, from any source of funds legally available for such purpose, outstanding Series A Preferred Shares at the then applicable Redemption Price, payable in cash and (ii) each Holder shall have the right, but not the obligation, to require the Corporation to redeem in whole or in part, from any source of funds legally available for such purpose, the outstanding Series A Preferred Shares owned by such Holder at the then applicable Redemption Price, payable in cash; provided however, if a Change of Control occurs prior to the third anniversary of the Original Issue Date, the Redemption Price for each Series A Preferred Share to be redeemed shall equal the sum of (A) 103.0% of the Stated Series A Liquidation Preference per Series A Preferred Share to be redeemed from the applicable Holder plus (B) any Accrued Dividends with respect to such Series A Preferred Share and (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such Series A Preferred Share up to and including the applicable Redemption Date, whether or not declared. Upon the consummation of a merger or consolidation of the Corporation with another Person in which the Corporation is not the surviving entity, any Series A Preferred Shares outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A Preferred Shares immediately prior to such consummation.

(2)    Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation becomes aware that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be given by or on behalf of the Corporation to each Holder of record (as of the 5:00 p.m. New York City time on the Business Day preceding the day on which notice is given) as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control, (ii) the date on which the Change of Control is anticipated to be consummated, (iii) whether the Corporation is exercising its right under Section 6(b)(1)(i) to redeem in whole or in part the outstanding Series A Preferred Shares and, if so, (1) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed from such Holder, (2) the applicable Redemption Price, and (3) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor (and other instructions a Holder must follow to receive payment).

(3)    Change of Control Redemption Notice. If, or to the extent that, the Corporation is not exercising its rights pursuant to Section 6(b)(1)(i) to redeem any or all of the outstanding Series A Preferred Shares, the Holder may exercise its right pursuant to Section 6(b)(1)(ii) to require the Corporation to redeem any or all of the outstanding Series A Preferred Shares owned by such Holder not otherwise subject to a Change of Control Notice by delivering a written notice to the Corporation (i) stating that the Holder is exercising its right to require the Corporation to redeem such Holder’s outstanding Series A Preferred Shares, (ii) stating the number of Series A Preferred Shares to be redeemed from such Holder and (iii) including wire transfer instructions for the payment of the Redemption Price for the shares to be redeemed, at least ten (10) Business Days prior to the date on which the Corporation anticipates consummating the Change of Control (as specified in the Change of Control Notice) or, if the Corporation does not provide the Holders with at least twenty (20) Business Days’ prior written notice of the consummation of the Change of Control, at least ten (10) Business Days following delivery by the Corporation of such written notice (a “Change of Control Redemption Notice”). In the event that the Holder so exercises its rights pursuant to Section 6(b)(1)(ii), the Corporation shall, as promptly as practicable, deliver to such Holder at such Holder’s address as it appears on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent written instructions stating the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor (and other instructions a Holder must follow to receive payment), and the applicable Redemption Price therefor.

(4)    Delivery upon Change of Control. If either the Corporation or a Holder has exercised its right to redeem, or require redemption of, any outstanding Series A Preferred

Shares pursuant to Section 6(b)(1), then upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to Section 6(b)(5) below and subject to the Holder properly surrendering the certificates (if applicable) evidencing the applicable Series A Preferred Shares (or, in the event the certificate or certificates are lost, stolen or missing, an affidavit of loss executed by the Holder, together with any indemnity that may be reasonably required by the Transfer Agent and/or the Corporation) and to the satisfaction of any other requirements set forth in the Change of Control Notice, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the applicable Redemption Price with respect to each of such Holder’s Series A Preferred Shares so redeemed. After taking into account any Series A Preferred Shares that are redeemed at the option of any Holder pursuant to Section 6(b)(1)(ii), in case of any redemption at the option of the Corporation of less than all of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be redeemed by the Corporation on a pro rata basis based on the number of then-outstanding Series A Preferred Shares (and taking into account the respective Series A Liquidation Preferences of the outstanding Series A Preferred Shares). The Series A Preferred Shares not redeemed in full shall remain outstanding and be entitled to all the rights and preferences provided in this Statement of Designation.

(5)    Cash Redemption Not Permitted. If the Corporation shall not have sufficient funds legally available to redeem all outstanding Series A Preferred Shares with respect to which the Corporation has exercised its redemption rights and/or the Holders have exercised their redemption rights, in each case pursuant to this Section 6(b), the Corporation (or its successor) shall (i) redeem, on a pro rata basis based on, in the case of a redemption right exercised by the Corporation, the then-outstanding Series A Preferred Shares (and taking into account the respective Series A Liquidation Preferences of the outstanding Series A Preferred Shares), and, in the case of a redemption right exercised by Holders, based on then-outstanding Series A Preferred Shares of such electing Holders (and taking into account the respective Series A Liquidation Preferences of such Series A Preferred Shares), a number of Series A Preferred Shares with an aggregate applicable Redemption Price equal to the amount legally available for the redemption of Series A Preferred Shares and (ii) redeem any Series A Preferred Shares with respect to which Holders have exercised their rights pursuant to Section 6(b)(1)(ii) but which shares are not purchased pursuant to Section 6(b)(5)(i) because of the foregoing limitations at the applicable Redemption Price as soon as practicable after the Corporation (or its successor) is able to make such redemption out of assets legally available for the purchase of such Series A Preferred Shares. The inability of the Corporation (or its successor) to pay the Redemption Price for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Redemption Price in full when due in accordance with this Section 6(b) in respect of some or all of the Series A Preferred Shares with respect to which Holders have exercised their rights pursuant to Section 6(b)(1)(ii) (any such shares being “Unredeemed Shares” until the Redemption Price in respect thereof is paid in full in accordance with this Statement of Designation), the Corporation shall pay dividends on such shares not repurchased at the Dividend Rate as increased in accordance with Section 3(d) (determined on the basis that the Unredeemed Shares remain outstanding), accruing from such date until the Redemption Price, plus all accrued and unpaid dividends thereon that have not otherwise been taken into account in the calculation of the Redemption Price, are paid in full in respect of such Unredeemed Shares. For purposes of clarity, (x) notwithstanding anything to the contrary contained in this Section 6, the payment of the Redemption Price for any redemption of Series A Preferred Shares pursuant to this Section 6(b) may occur only after the Satisfaction of the Indebtedness Obligations occurs and (y) the Series A Preferred Shares not redeemed in full shall remain outstanding and be entitled to all the rights and preferences provided in this Statement of Designation.

(6)    Asset Sale Restrictions. Following the occurrence of an Asset Sale of the Business and for so long as a Prohibited Use has not occurred and unless and until such time as a Permitted Reinvestment occurs, the Corporation shall be prohibited, to the extent it would otherwise be permitted under this Statement of Designation, from (a) declaring or paying any dividends or distributions with respect to or making redemptions, repurchases (or causing any subsidiary thereof to make any such redemptions or repurchases) of or making any liquidation payments in respect of, any Parity Securities, other than on a simultaneous and pro rata basis with the Series A Preferred Shares, and (b) declaring or paying any dividends or distributions with respect to or making redemptions, repurchases (or causing any subsidiary thereof to make any such redemptions or repurchases) of or making any liquidation payments in respect of, any Junior Securities, other than (i) repurchases, redemptions or other acquisitions of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of current or former employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Parity Securities or Junior Securities for any other class or series of Parity Securities (in the case of Parity Securities) or Junior Securities (in the case of Parity Securities or Junior Securities), (iii) purchases of fractional interests in shares of Parity Securities or Junior Securities pursuant to the conversion or exchange provisions of such Parity Securities or Junior Securities or the security being converted or exchanged, (iv) payment of any dividends in respect of Junior Securities where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid, (v) distributions of Junior Securities or rights to purchase Junior Securities, (vi) distributions of Junior Securities in connection with dividend equivalent rights granted to current or former employees, officers, directors or consultants or (vii) any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan. For the avoidance of doubt, following the occurrence of a Prohibited Use or a Permitted Reinvestment, the Corporation shall remain subject to the restrictions and prohibitions set out elsewhere in this Statement of Designation and shall not be permitted to take any of the actions prohibited by the foregoing sentence to the extent so prohibited by the other terms of this Statement of Designation.

(c)    Effect of Redemptions. Effective immediately prior to the close of business on the Redemption Date for any Series A Preferred Shares redeemed pursuant to this Section 6, dividends shall no longer accrue or be declared on any such Series A Preferred Shares, and such Series A Preferred Shares shall cease to be outstanding. If an Optional Redemption Notice or Change of Control Notice has been given, then from and after the applicable Redemption Date, unless the Corporation defaults in providing funds sufficient to pay the applicable Redemption Price in full for the Series A Preferred Shares to be redeemed, at the time and place specified for payment pursuant to the Redemption Notice or Change of Control Notice, as applicable, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation’s shareholders shall cease, except the right to receive the applicable Redemption Price, and such shares shall not thereafter be transferred on Corporation’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. If the Series A Preferred Shares are held of record by the Securities Depository or the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date in accordance with standard procedures of the Securities Depository. The Corporation shall be entitled to receive from the Paying Agent, if any, the interest income, if any, earned on any funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. At any time that the Corporation is not acting as the Paying Agent, any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series A

Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation.

(d)    Status of Redeemed Shares; Certificate. Series A Preferred Shares redeemed in full in accordance with this Section 6 or otherwise acquired by the Corporation shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation. If fewer than all of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Transfer Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee or the Series A Preferred Shares are held by the Holder in book-entry form), the Transfer Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Shares represented by the surrendered certificate that have not been redeemed.

(e)    Redemption Priority. Unless all Accrued Dividends on all outstanding Series A Preferred Shares and all Parity Securities Accrued Dividends on any Parity Securities shall have been (i) declared and paid or (ii) declared and sufficient funds for the payment thereof shall have been set apart, the Corporation shall not be permitted (and shall not cause any subsidiary thereof) to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and any Parity Securities. Unless (1) there are no Accrued Dividends (or all Accrued Dividends contemporaneously are declared and a sum sufficient for those dividends has been or is set aside for the benefit of the Holders) and there are no Parity Securities Accrued Dividends (or all Parity Securities Accrued Dividends contemporaneously are declared and a sum sufficient for those dividends has been or is set aside for the benefit of the holders of record of the Parity Securities) and (2) there are no Unredeemed Shares, the Corporation shall not be permitted to redeem, repurchase or otherwise acquire (either directly or through any subsidiary) any Common Shares or any other Junior Securities other than (i) repurchases, redemptions or other acquisitions of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of current or former employees, officers, directors or consultants; (ii) as a result of an exchange or conversion of any class or series of Junior Securities for any other class or series of Junior Securities; or (iii) purchases of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities or the security being converted or exchanged.

7. Ranking. The Series A Preferred Shares shall rank:

(a)    Seniority. Senior to all classes of Common Shares, and to each other class or series of capital stock of the Corporation now existing or authorized, classified or reclassified after the Original Issue Date, the terms of which class or series do not expressly provide that such class or series is made senior to or on a parity basis with the Series A Preferred Shares as to dividends, distributions of assets, distributions upon redemption or distributions upon any Liquidation Event (collectively referred to with the Corporation’s Common Shares as “Junior Securities”);

(b)    Parity. On a parity basis with any other class or series of capital stock of the Corporation now existing or authorized, classified or reclassified after the Original Issue Date, the terms of which class or series expressly provide that it is on a parity basis with the Series A Preferred Shares as to dividends, distributions of assets, distributions upon redemption or distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c)    Junior. Junior to each class or series of capital stock of the Corporation now existing or authorized, classified or reclassified after the Original Issue Date, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Shares as to dividends, distributions of assets, distributions upon redemption or distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The respective definitions of Parity Securities, Senior Securities and Junior Securities shall also include any securities, rights or options exercisable or exchangeable or convertible into any Parity Stock, Senior Stock or Junior Stock, as the case may be.

The Corporation may issue Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Shares.

8. Certain Escalating Rate Triggers and Informational Covenants. Compliance with the following requirements in clauses (a) through and including (d) below shall be tested quarterly on the last day of each of the Corporation’s fiscal quarters, commencing June 30, 2021. Within sixty (60) days after the end of each fiscal quarter, the Corporation shall deliver to each Holder of the Series A Preferred Shares, the Registrar and Transfer Agent an Officer’s Certificate confirming compliance with each such requirement; provided, however, that if any Holder of Series A Preferred Shares notifies the Corporation that it has elected to receive delivery of any such Officer’s Certificate only upon its affirmative request, the Corporation shall only deliver such quarterly Officer’s Certificates to such Holder following such Holder’s request for the same to the Corporation. The Corporation shall promptly (and in any event within five (5) Business Days of becoming aware of its occurrence) notify all Holders of the Series A Preferred Shares and the Registrar and Transfer Agent of any default in compliance with the requirements in clauses (a) through and including (d) below.

(a)    Minimum Liquidity. The Corporation shall maintain Cash and Cash Equivalents equal to or in excess of an amount equal to the greater of (i) US$750,000 per Fleet Vessel and (ii) 5.0% of the Total Consolidated Long Term Debt, with at least 60% of such minimum amount being held in cash and, for the purposes of this clause (a), Cash and Cash Equivalents shall include undrawn amounts available for drawdown under the terms of any Revolving Credit Facilities provided that the termination date in relation to such Revolving Credit Facility is not within the next twelve (12) months of the applicable compliance measurement date;

(b)    Adjusted Net Worth. The Corporation shall maintain an Adjusted Net Worth not less than US$175,000,000;

(c)    Leverage Ratio. The Corporation shall maintain a ratio of (i) Total Consolidated Long-Term Debt less Cash and Cash Equivalents to (ii) Total Assets less Cash and Cash Equivalents of less than 0.65 to 1.00; and

(d)    Limitation on Preferred Stock. The Corporation’s Preferred Stock Ratio shall not exceed 0.20.

(e)    Financial Reporting. Whether or not required by the SEC, so long as any Series A Preferred Shares are outstanding, the Corporation shall furnish to the Transfer Agent and the Holders the following reports, each of which shall be prepared in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time:

(1)    as soon as they become available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Corporation, the audited consolidated financial statements of the Corporation for that fiscal year; and

(2)    as soon as the same become available, but in any event within sixty (60) days after the end of each fiscal quarter of the Corporation, the unaudited consolidated financial statements of the Corporation for that fiscal quarter.

The Corporation will be deemed to have furnished such reports to the Transfer Agent and the Holders if the Corporation timely files or submits such financial statements electronically with the SEC through EDGAR (or any successor system).

In addition, the Corporation shall make publicly available the applicable information described under Rule 144 under the Securities Act (as such rule may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC).

(f)    Notice of Cross Defaults. During the period that any Cross Default exists, at the request of any Holder of Series A Preferred Shares, the Corporation shall provide, to the extent that the Corporation is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder a copy of any notice, certificate, report or other information that is provided to any lender or other financier under the Credit Facility with respect to the Cross Default. As a condition to the receipt of such notice, certificate, report or other information, such Holder must agree not to disclose such notice, certificate, report or other information to any third party (except as required by law, court order or to the extent such information is otherwise publicly available other than through impermissible disclosure by Holder or its Affiliates) or to purchase or sell any of the Corporation’s securities on the basis of any material, nonpublic information included in such notice, certificate, report or other information.

(h)    Interpretation. Except to the extent otherwise specified (including without limitation with respect to financial statements to be delivered under Section 8(e)), any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Section 8 or applicable definitions in Section 9 shall be construed in accordance with GAAP.

9. Definitions. As used herein with respect to the Series A Preferred Shares:

“Accrued Dividends” means, as of any date, with respect to any Series A Preferred Share, all dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such share pursuant to Section 3(a), whether or not declared, but that have not, as of such date, been paid in cash.

“Adjusted Net Worth” means, at any relevant time, the amount by which the Consolidated Adjusted Total Assets of the Group exceed the Consolidated Adjusted Total Liabilities of the Group.

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Approved Valuer” means, in relation to a Fleet Vessel, any of the firms listed below in this definition (or any Affiliate of such person through which valuations are commonly issued) or any other firm or firms of shipbrokers proposed by the Company and approved in writing by the Holders of a majority of the then outstanding Series A Preferred Shares (which approval shall not be unreasonably withheld or delayed): Maersk Broker UK Ltd., Inge Steensland AS, Arrow Valuation Ltd., Fearnleys AS, Simpson Spence & Young, Clarksons and Braemar Shipbrokers Ltd.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“Asset Sale of the Business” the sale, license, lease, transfer or other disposition of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to another Person or Persons in one or more related transactions (other than by way of a transaction constituting a Change of Control under subsections (a) or (c) of the definition of “Change of Control”).

“BCA” has the meaning set forth in the preamble to this Statement of Designation.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means any day on which the New York Stock Exchange is open for trading and which is other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of New York are authorized or required by law or other governmental action to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Cash and Cash Equivalents” means, at any relevant time:

(a) cash in hand or held with banks or financial institutions of the Group in dollars or another currency freely convertible in dollars, which is free of any security, lien or other encumbrance;

(b) any cash equivalent of the Group which is free of any security, lien or other encumbrance; and

(c) any marketable securities of the Group which are free of any security, lien or other encumbrance,

in each case, as stated in the most recent financial statements of the Group delivered or made available in accordance with Section 8(e) of this Statement of Designation and determined in accordance with GAAP.

“Change of Control” means the occurrence of any one of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Total Voting Power of the Corporation; (b) (i) an Asset Sale of the Business occurs and (ii) the Net Available Proceeds of which are either (i) applied in whole or in part to any purpose other than investment by the Corporation and its subsidiaries in additional vessels substantially similar to the Fleet Vessels or businesses engaged in substantially the same business as the Corporation and its subsidiaries prior to such Asset Sale of the Business (the “Prohibited Use”) or (ii) within three hundred sixty five (365) calendar days of the closing date of such Asset Sale of the Business (the “Permitted Reinvestment Period”) not applied in full towards investment by the Corporation and its subsidiaries in additional vessels substantially similar to the Fleet Vessels or businesses engaged in substantially the same business as the Corporation and its subsidiaries prior to such Asset Sale of the Business (such reinvestment, a “Permitted Reinvestment”) or (c) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, other than a merger or consolidation transaction immediately following which holders of securities that represented 100% of the Total Voting Power of the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the Total Voting Power of the surviving entity in such merger or consolidation transaction immediately after such transaction. A Change of Control resulting from an Asset Sale of the Business shall be deemed to have occurred (1) under subsection (b)(i) above on the earlier of (x) the date on which such Prohibited Use occurs and (y) the date on which the Corporation or any subsidiary or Affiliate thereof has entered into an agreement or commitment to undertake a Prohibited Use and (2) under subsection (b)(ii) above, after 5:00 p.m., New York City time on the last calendar day of the Permitted Reinvestment Period.

“Change of Control Notice” has the meaning set forth in Section 6(b)(2) of this Statement of Designation.

“Change of Control Redemption Notice” has the meaning set forth in Section 6(b)(3) of this Statement of Designation.

“Common Shares” means common shares of the Corporation, par value $0.01 per share.

“Consolidated Adjusted Total Assets” means the Total Assets adjusted (a) by using the Market Value Adjusted Total Assets value for the Fleet Vessels and (b) by excluding intangible assets (including goodwill but not long-term contract revenue acquired as part of a business combination). For the avoidance of doubt, Consolidated Adjusted Total Assets will include (without duplication) the market value of the Corporation’s investments (including the Element 1 Shares and the Corporation’s interests in the Joint Venture) as stated in the most recent financial statements of the Group delivered or made available in accordance with Section 8(e) of this Statement of Designation and determined in accordance with GAAP.

“Consolidated Adjusted Total Liabilities” means the Total Consolidated Long Term Debt plus the Current Liabilities (excluding current portion long term debt to the extent included in the calculation of Total Consolidated Long Term Debt).

“Credit Facility” means, with respect to the Corporation or any subsidiary thereof, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans.

“Cross Default” means the occurrence of a default or event of default under any Credit Facility if such default or event of default: (a) is caused by a failure by the Corporation, any subsidiary thereof, any other obligor or any combination of the foregoing Persons to comply with any financial covenant as described in a Credit Facility which has not been waived or remedied within ninety (90) days (without duplication of any other applicable cure period); (b) is caused by a failure by the Corporation, any subsidiary thereof, any other obligor or any combination of the foregoing Persons to pay any principal, interest, premium or other amount when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under such Credit Facility (other than non-recourse indebtedness of any subsidiary of the Corporation) prior to the expiration of the applicable grace period for payment of such obligation set forth in such Credit Facility (“payment default”); or (c) results in the acceleration of indebtedness under such Credit Facility prior to its maturity (“acceleration event”); and in the case of (b) and (c), where the principal amount of the indebtedness under such Credit Facility, together with the principal amount of indebtedness under any other Credit Facility under which there has been a payment default and/or an acceleration event, is equal to or greater than $5 million in the aggregate.

“Cure Date” has the meaning set forth in Section 3(c)(1) of this Statement of Designation.

“Current Liabilities” means the current liabilities of the Corporation on a consolidated basis as stated in the most recent financial statements of the Group delivered or made available in accordance with Section 8(e) of this Statement of Designation and determined in accordance with GAAP.

“Dividend Payment Date” means January 30, April 30, July 30 and October 30 of each year, commencing July 30, 2021; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Default” means the failure of the Corporation to pay dividends on the Series A Preferred Shares in full in cash on a Dividend Payment Date (other than a Dividend Payment Date on which a Liquidation Preference Increase has been effected in accordance with Section 3(b)(2)).

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date or, for any subsequently issued and newly outstanding shares, the applicable Issuance Date) and ending on and including the calendar day immediately preceding the next Dividend Payment Date.

“Dividend Rate” means a rate equal on the Original Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, on the applicable Issuance Date) to the Initial Dividend Rate and, from time to time after the Original Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from time to time after the applicable Issuance Date), such rate per annum as shall result from an increase or a decrease in such rate per annum in accordance with the terms of this Statement of Designation; provided, however, that in no event shall the Dividend Rate be less than the Initial Dividend Rate or greater than 15.00% per annum.

“Dividend Record Date” has the meaning set forth in Section 3(e) of this Statement of Designation.

“Element 1” means Element 1 Corp., an Oregon corporation.

“Element 1 Shares” means the common shares of Element 1 held directly or indirectly by the Corporation.

“Escalating Rate Trigger Event” means the Corporation’s failure to comply with any of the requirements set forth in clauses (a), (b), (c) or (d) of Section 8 of this Statement of Designation, if such failure continues unremedied for ninety (90) days.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Failure to Redeem” means the failure of the Corporation (or its successor) to redeem, pursuant to Section 6(b), all the Series A Preferred Shares elected by Holders to be redeemed pursuant to Section 6(b)(1)(ii) upon the consummation of a Change of Control, whether or not the Board of Directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which the Corporation (or its successor) is subject.

“Fair Market Value” means, in relation to a particular Fleet Vessel, at any date, the market value of that Fleet Vessel shown by the arithmetic average of two valuations each prepared: (a) as at a date not more than thirty (30) days previously; (b) by an Approved Valuer appointed by the Corporation; (c) without physical inspection of such Fleet Vessel (unless otherwise required by the Holders of at least a majority of the Series A Preferred Shares outstanding at such date); and (d) on the basis of a sale for prompt delivery for cash on normal arm’s-length commercial terms as between a willing seller and a willing buyer, free of any charter, after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

“Fleet Vessel” means any vessel from time to time wholly owned, leased or chartered in by the Group (excluding vessels under construction and vessels chartered in for a period shorter than twenty-four (24) months).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect as of January 1, 2021.

“Group” means, at any time, the Corporation and its subsidiaries.

“Holder” means the Person in whose name the Series A Preferred Shares are registered on the stock register of the Corporation maintained by the Registrar and Transfer Agent; provided that, to the fullest extent permitted by applicable law, no Person that has received Series A Preferred Shares in violation of this Statement of Designation shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Corporation, recognize any such Person as a Holder and the Person in whose name the Series A Preferred Shares were registered immediately prior to such transfer shall remain the Holder of such shares.

“Indebtedness” means, without duplication, (a) all obligations of the Corporation or any of its subsidiaries for borrowed money, (b) all obligations of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its subsidiaries is an account party, to the extent funded, (d) all securitization or similar facilities of the Corporation or any of its subsidiaries, (e) all obligations under finance or capital leases of the Corporation or any of its subsidiaries and (f) all guarantees by the Corporation or any of its subsidiaries of any Indebtedness (as described in clauses (a) through (e) of this definition) of any other Person.

“Initial Dividend Rate” means 8.50% per annum of the Stated Series A Liquidation Preference per share.

“Issuance Date” means, with respect to any Series A Preferred Share, the date of issuance of such share.

“Joint Venture” means the joint venture formed pursuant to that certain limited liability company agreement of e1 Marine LLC dated June 17, 2021 (as the same may be amended, supplemented or otherwise modified from time to time) by and among Ardmore E1 Marine Ventures Limited, an Irish private company limited, the Purchaser and Element 1 Marine Holding Company, LLC, an Oregon limited liability company.

“Junior Securities” has the meaning set forth in Section 7(a) of this Statement of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4 of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to all accrued but unpaid dividends (and premiums, if any) thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For the avoidance of doubt, the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Shares.

“Liquidation Preference Increase” has the meaning set forth in Section 3(b)(2) of this Statement of Designation.

“Liquidation Preference Reduction Dividend” means a cash dividend declared by the Board of Directors and paid by the Corporation specifically to reduce, in whole or in part, any increase to the Stated Series A Liquidation Preference previously resulting from the election by the Board of Directors to effect, and the effecting of, a Liquidation Preference Increase under Section 3(b)(2); provided, however, that in no event shall any such reduction reduce the Stated Series A Liquidation Preference of any Series A Preferred Share below US$1,000.00.

“Market Value Adjusted Total Assets” means, at any relevant time, the Total Assets adjusted to reflect the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements of the Corporation delivered or made available in accordance with Section 8(e) of this Statement of Designation and determined in accordance with GAAP) and the Fair Market Value of the Fleet Vessels.

“Net Available Proceeds” means, with respect to an Asset Sale of the Business the proceeds thereof in the form of Cash and Cash Equivalents received by the Corporation and/or any of its subsidiaries following such Asset Sale of the Business, net of (without duplication): (a) Satisfaction of the Indebtedness Obligations; (b) payment of transaction expenses (including, without limitation, payments or settlements of awards in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of current or former employees, officers, directors or consultants) and other similar expenses related to such transaction; (c) establishing provisions for taxes payable as a result of such transaction; (d) payment or other settlement of all amounts required to be paid to any Person (i) owning a beneficial interest in assets subject to the Asset Sale of the Business or (ii) having a security interest in, or lien on or encumbrance with respect to assets subject to such Asset Sale of the Business and that is required to be paid as a result of such transaction; (e) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within thirty (30) days after the date of, such Asset Sale of the Business; and (f) appropriate amounts to be provided by the Corporation or any subsidiary as a reserve required in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time, against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale of the Business and retained by the Corporation or any subsidiary after such Asset Sale of the Business; provided that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Officer’s Certificate” means a certificate signed by the Corporation’s Chief Executive Officer or the Chief Financial Officer or another duly authorized officer of the Corporation.

“Optional Redemption Notice” has the meaning set forth in Section 6(a)(2) of this Statement of Designation.

“Original Holder” means the Holder of all outstanding Series A Preferred Shares as of the Original Issuance Date.

“Original Issue Date” means June 17, 2021.

“Parity Securities” has the meaning set forth in Section 7(b) of this Statement of Designation.

“Parity Securities Accrued Dividends” means, as of any date, with respect to any Parity Security, all dividends that have accrued through the most recent dividend payment date for such Parity Security on or prior to such date on such share, whether or not declared, but that have not, as of such date, been paid in cash.

“Paying Agent” means the Corporation, or in the Corporation’s sole discretion, any other Person appointed by the Corporation; provided that such other Person shall be Computershare Trust Company,

N.A., acting in its capacity as paying agent for the Series A Preferred Shares, and its respective successors and assigns unless otherwise agreed by the Corporation and the Holders of at least a majority of the Series A Preferred Shares outstanding at such time.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust unincorporated organization or any other entity.

“Preferred Stock” means any capital stock of the Corporation, however designated, whether or not convertible into Common Shares, which entitles the holder thereof to a preference with respect to the payment of dividends, the distribution of assets, distributions upon redemption or distributions upon any Liquidation Event, over Common Shares including, without limitation, the Series A Preferred Shares.

“Preferred Stock Amount” means, as of a given date in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate Liquidation Preference of the outstanding shares of such Preferred Stock as of such date and (y) the aggregate amount of any accrued and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of such date.

“Preferred Stock Ratio” means, as of a given date, the result of dividing (x) the aggregate Preferred Stock Amount for all series of Preferred Stock issued and outstanding as of such date, by (y) Total Stockholders’ Equity as of such date.

“Purchaser” means ARF Innovation, LLC, a Delaware limited liability company.

“Redemption Date” means with respect to the redemption of Series A Preferred Shares pursuant to this Statement of Designation, the date on which the applicable redemption consideration (inclusive of the applicable Redemption Price) for the Series A Preferred Shares redeemed is paid or delivered in full.

“Redemption Price” has the meaning set forth in Section 6(a)(1) of this Statement of Designation.

“Registrar” means the Corporation, or in the Corporation’s sole discretion, any other Person appointed by the Corporation; provided that such other Person shall be Computershare Trust Company, N.A., acting in its capacity as registrar for the Series A Preferred Shares, and its respective successors and assigns unless otherwise agreed by the Corporation and the Holders of at least a majority of the Series A Preferred Shares outstanding at such time.

“Registration Rights Agreement” means that certain registration rights agreement dated as of June 17, 2021 by and between the Corporation and Purchaser pursuant to which the Corporation shall grant to the Purchaser certain registration rights as set forth therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Revolving Credit Facility” means, with respect to the Corporation or any subsidiary thereof, any debt facility with banks or other lenders providing for revolving credit.

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control or any Asset Sale of the Business, as applicable, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Corporation or any of its subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or Asset Sale of the Business, as applicable, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or Asset Sale of the Business, as applicable, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or Asset Sale of the Business, as applicable, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or Asset Sale of the Business, as applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rule and regulations promulgated thereunder.

“Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Corporation.

“Senior Securities” has the meaning set forth in Section 7(c) of this Statement of Designation.

“Series A Liquidation Preference” means, as of any date (including, if applicable, as of the date of any Liquidation Event) with respect to any Series A Preferred Share, an amount equal to the Stated Series A Liquidation Preference with respect to such Series A Preferred Share as of such date, which Stated Series A Liquidation Preference shall be increased by the amount of the sum of (a) all Accrued Dividends (and premiums, if any) with respect to such Series A Preferred Share as of and including such date plus (b) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such Series A Preferred Share up to and including such date (whether or not such dividends shall have been declared).

“Series A Preferred Shares” has the meaning set forth in Section 1 of this Statement of Designation.

“Stated Series A Liquidation Preference” means, as of any date, with respect any Series A Preferred Share, an amount equal to the result of (a) US$1,000.00 plus (b) the amount of any increases in the Stated Series A Liquidation Preference with respect to such Series A Preferred Share due to a Liquidation Preference Increase with respect to such share under Section 3(b)(2) minus (c) the amount of any Liquidation Preference Reduction Dividends paid with respect to such share; provided, however, that in no event shall the Stated Series A Liquidation Preference with respect to any Series A Preferred Share (resulting from the payment of any Liquidation Preference Reduction Dividends with respect to such share or otherwise) be lower than US$1,000.00.

“Statement of Designation” means this Statement of Designation relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation.

“Total Assets” means at any relevant time, the total assets of the Corporation on a consolidated basis as stated in the most recent financial statements of the Group delivered or made available in accordance with Section 8(e) of this Statement of Designation and determined in accordance with GAAP.

“Total Consolidated Long Term Debt” means, at any relevant time, the amount of the total liabilities of the Corporation on a consolidated basis (including, without limitation, any liability in respect of any lease or hire purchase contract) which would be included in the applicable financial statements of the Group as total long term debt in accordance with GAAP, including the current portion of long term debt.

“Total Stockholders’ Equity” means, as of a given date, the sum of total stockholders’ equity as the same would appear in the Corporation’s consolidated financial statements prepared as of such date in accordance with GAAP, including, without limitation, the stockholders’ equity attributable to Preferred Stock and all other equity capital stock of the Corporation.

“Total Voting Power” means the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Corporation.

“Transaction Document Triggering Event” means the occurrence of an LLC Agreement Trigger Event (as defined in the Transaction Document Trigger Agreement) or a Services Agreement Trigger Event (as defined in the Transaction Document Trigger Agreement), in each case, under the terms of that certain Transaction Document Triggering Event Agreement dated as of June 3, 2021 between the Corporation and the Purchaser (the “Transaction Document Trigger Agreement”). Notwithstanding anything to the contrary, (a) any and all LLC Agreement Trigger Events shall automatically terminate and be of no further force or effect commencing at 5:00 p.m., New York City time on the date that is the five year anniversary of the Original Issue Date; provided, however, that if an LLC Agreement Trigger Event occurs after the four year anniversary of the Original Issue Date and before the five year anniversary of the Original Issue Date, the time and date of such termination of any and all LLC Agreement Trigger Events shall be at 5:00 p.m., New York City time on the date that is the one year anniversary of the date of the occurrence of the last LLC Agreement Trigger Event that occurs prior to the five year anniversary of the Original Issue Date, (b) any and all Services Agreement Trigger Events shall automatically terminate and be of no further force or effect commencing at 5:00 p.m., New York City time on the date that is the three year anniversary of the Original Issue Date; provided, however, that if a Services Agreement Trigger Event occurs after the two year anniversary of the Original Issue Date and before the three year anniversary of the Original Issue Date, the time and date of such termination of any and all Service Agreement Trigger Events shall be at 5:00 p.m., New York City time on the date that is the one year anniversary of the date of the occurrence of the last Service Agreement Trigger Event that occurs prior to the three year anniversary of the Original Issue Date, and (c) if not earlier terminated, any and all Transaction Document Triggering Events shall automatically terminate and be of no further force or effect commencing on the date that any Series A Preferred Share is Transferred to or becomes owned by any Person that is not an Affiliate of the Original Holder.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person; provided that, notwithstanding anything to the contrary in this Statement of Designation, a Transfer shall not include the redemption or other acquisition of Series A Preferred Shares by the Corporation.

“Transfer Agent” means the Corporation, or in the Corporation’s sole discretion, any other Person appointed by the Corporation; provided that such other Person shall be Computershare Trust Company, N.A., acting in its capacity as transfer agent for the Series A Preferred Shares, and its respective successors and assigns unless otherwise agreed by the Corporation and the Holders of at least a majority of the Series A Preferred Shares outstanding at such time.

“Transfer Tax” has the meaning set forth in Section 18(b) of this Statement of Designation.

“Unredeemed Shares” has the meaning set forth in Section 6(b)(5) of this Statement of Designation.

10. No Sinking Fund; No Conversion or Pre-emptive Rights. The Series A Preferred Shares shall not have the benefit of any sinking fund. The Series A Preferred Shares shall not have any conversion or pre-emptive rights.

11. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and Paying Agent for the Series A Preferred Shares shall be the Corporation, or in the Corporation’s sole discretion, any other Person appointed by the Corporation; provided that such other Person will be Computershare Trust Company, N.A., unless otherwise agreed by the Corporation and the Holders of at least a majority of the Series A Preferred Shares outstanding at such time. The Corporation may, in its sole discretion, appoint Computershare Trust Company, N.A. or any other Person to serve as Transfer Agent, Registrar or Paying Agent for the Series A Preferred Shares and thereafter may remove or replace Computershare Trust Company, N.A. or such other Person at any time; provided that, in the event the Corporation appoints a Person other than itself or Computershare Trust Company, N.A., the Corporation and the Holders of at least a majority of the Series A Preferred Shares outstanding at such time shall agree on the appointment of a successor prior to the effectiveness of such removal. Upon any such appointment or removal, the Corporation shall send notice thereof to the Holders. To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent, if any, may deem and treat the Holder of any Series A Preferred Share as the true, lawful and absolute owner thereof for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent, if any, shall be affected by any notice to the contrary.

12. Replacement Certificates. If physical certificates evidencing the Series A Preferred Shares are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Transfer Agent and/or the Corporation.

13. Transfer Restrictions. The Series A Preferred Shares shall not be Transferred prior to the third anniversary of the Original Issue Date of such Series A Preferred Shares, except to Affiliates of the Holder. Following the third anniversary of the Original Issue Date of such Series A Preferred Shares, such Series A Preferred Shares may be Transferred to any Person engaged in the business of investment or financing with the prior written consent of the Corporation (unless the transferee is an Affiliate of the Holder, in which case no such prior written consent shall be required), which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary, (a) any Transfer of Series A Preferred Shares must be made pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with applicable state securities laws, and (b) in no event shall Series A Preferred Shares be Transferred to any competitor of the Corporation. This Section 13 shall terminate and have no force or effect immediately prior to the effectiveness of a registration statement filed by the Corporation pursuant to the Registration Rights Agreement.

14. Notices. All notices or communications in respect of the Series A Preferred Shares shall be in writing and deemed given or delivered (a) when delivered personally, (b) when delivered by electronic mail (so long as notification of a failure to deliver such electronic mail is not received by the sending party), (c) if transmitted by facsimile when confirmation of transmission is received by the sending party, (d) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing or (e) if sent by reputable overnight courier when received; and shall be addressed to the applicable Holder or the Corporation (as applicable) as follows: (1) if to the Corporation, to its office at Unit 1102, One Albert Quay, Cork, Ireland, T12 X8N6 (Attention: Paul Tivnan, Chief Financial

Officer; (2) if to any Holder, to such Holder at the address, facsimile number or electronic mail address of such Holder as listed in the stock transfer books of the Corporation (which, for all purposes hereunder, may include the records of the Transfer Agent) or (3) to such other address or number as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

15. Other Rights. The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

16. Waiver. Notwithstanding any provision in this Statement of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Shares granted hereunder may be waived as to all Series A Preferred Shares (and the Holders thereof) upon the written consent of the Holders of at least two-thirds of the Series A Preferred Shares then outstanding; provided that any waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder. No failure or delay of any Holder in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders under this Statement of Designation are cumulative and are not exclusive of any rights or remedies that they would otherwise have at law or in equity.

17. Severability. If any term of the Series A Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term shall, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

18. Taxes.

(a)    Withholding. The Corporation and the Paying Agent, if any, shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Shares to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Statement of Designation as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Corporation previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution with respect to a Series A Preferred Share, the Corporation shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Series A Preferred Share or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Corporation for such amounts (and such Person shall promptly so reimburse the Corporation upon demand).

(b)    Transfer Taxes. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of Series A Preferred Shares or certificates representing such shares or securities. However, the Corporation shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Shares to a record or beneficial owner other than the record owner of the Series A Preferred Shares immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such Transfer Tax or has established to the satisfaction of the Corporation that such Transfer Tax has been paid or is not payable.

19. Interpretation. For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date. The words “date hereof” when used in this Statement of Designation shall refer to June 17, 2021. The definitions contained in this Statement of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “dollars” or “$” shall refer to the lawful money of the United States. Unless otherwise specified in this Statement of Designation, when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Statement of Designation, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by applicable law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 17th day of June, 2021.

ARDMORE SHIPPING CORPORATION

By:	/s/ Anthony Gurnee
Name: Anthony Gurnee Title: Chief Executive Officer

[Signature Page to Statement of Designation]